UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 18, 2013
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Team Health Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-34583 (Commission File Number)	36-4276525 (I.R.S. Employer Identification No.)
265 Brookview Centre Way, Suite 400 Knoxville, Tennessee (Address of principal executive offices)		37934 (Zip Code)

Registrant’s telephone number, including area code: (865) 693-1000
Not Applicable
Former name or former address, if changed since last report
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 18, 2013, Team Health Holdings, Inc. (the “Company”) issued a press release announcing that Michael D. Snow, age 58, has been appointed as the President of the Company, effective April 22, 2013. The press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Mr. Snow served as the Chief Operating Officer of Amedisys, Inc., where he had operational responsibility for a $1.6 billion publicly traded provider of home health and hospice services with more than 600 locations in 45 states, from February 2010 to October 2011. Prior to his tenure at Amedisys, Inc., beginning in July 2008, he served as Interim Chief Executive Officer and President (appointed permanent President and Chief Executive Officer in February 2009) of Wellmont Health System, an eight-hospital health care system with facilities in Tennessee and Virginia. Prior to his tenure at Wellmont, starting in July 2007, he served as President and Chief Executive Officer of Surgical Care Affiliates, one of the largest providers of ambulatory surgery centers in the country with 132 sites in 33 states. Prior thereto, Mr. Snow’s experience includes numerous years of experience serving in other executive-level positions in the healthcare arena, including as Chief Operating Officer of HealthSouth Corporation and President of Hospital Corporation of America’s Gulf Coast Division. Mr. Snow earned his Bachelor of Science degree from the University of Alabama and a Master's Degree in Business Administration from Troy State University
In connection with Mr. Snow’s appointment as the President, Team Health, Inc., a wholly-owned subsidiary of the Company (“THI”), entered into an employment agreement with Mr. Snow, dated as of April 18, 2013. The term of Mr. Snow’s employment under the agreement is 3 years commencing on April 22, 2013, subject to automatic renewal for successive one year terms unless sooner terminated pursuant to its terms. The terms of Mr. Snow’s employment agreement provide for the following compensation and benefits, among others:

•	an annual base salary of $600,000, subject to increases from time to time at THI’s sole discretion;

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participation in the Company’s annual management incentive plan with the target annual bonus opportunity for each fiscal year equal to 70% of his base salary, pro-rated for the number of days he worked during any fiscal year;

•	participation in the Company’s 2009 stock incentive plan;

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relocation benefits, including reimbursement for the costs for up to 6 months of temporary housing in Knoxville, TN, customary and reasonable closing costs associated with his purchase of a residence in the Knoxville, TN area, and reasonable closing costs upon the sale of his residence in Alabama and payment of an amount pursuant to a formula up to a maximum of $300,000 to cover a potential loss on the sale of his Alabama residence below its appraised value; and

•	other employee benefits and perquisites generally available to the Company’s other executive officers.
Under Mr. Snow’s employment agreement, in the event that Mr. Snow’s employment is terminated by THI without “cause” or “good reason” (as such terms are defined in his employment agreement), or Mr. Snow’s employment is terminated by THI for any reason (other than death or disability) during the one-year period following a “sale of the company” (as such term is defined in his employment agreement), in each case, subject to continued compliance with the restrictive covenants described below, THI will provide Mr. Snow with:

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an amount equal to two times his base salary plus an amount equal to two times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods), paid in bi-weekly installments beginning on the date of termination; and

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an amount equal to the aggregate premiums due that would be necessary to continue group medical benefits provided to him and his family members for 24 months, paid in bi-weekly installments, beginning on the date of termination.

    Mr. Snow has agreed not to disclose THI’s and its subsidiaries and business divisions’ (collectively, “Related Companies”) confidential information at any time, and, for the period during which he provides services to THI and for the two-year period thereafter, Mr. Snow has also agreed not to solicit THI and Related Companies’ employees or contractors, compete with THI and Related Companies or interfere with THI and Related Companies’ business.

The foregoing summary is qualified in its entirety by reference to the complete text of Mr. Snow’s employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the appointment of Mr. Snow as the President of the Company described above, effective as of April 18, 2012, the Board of Directors amended and restated the Company's bylaws to amend Section 4.04 to separate the offices of the Chief Executive Officer and the President and to make certain related changes. The foregoing summary is qualified in its entirety by reference to the complete text of the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.    Description

Exhibit 3.1	Amended and Restated Bylaws of Team Health Holdings, Inc.

Exhibit 10.1	Employment Agreement, dated as of April 18, 2013, between Team Health, Inc. and Michael D. Snow

Exhibit 99.1	Press Release, dated April 18, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TEAM HEALTH HOLDINGS, INC.

By:    /s/ David P. Jones
Name: David P. Jones

Date: April 18, 2013	Title: Executive Vice President and Chief Financial Officer